Exhibit 99.2

SLSN Q2 2026 Earnings Script

Solésence (SLSN) Q2 2026 Conference Call Script

Operator

Good day. Thank you for standing by. Welcome to the Solésence Second Quarter 2026 conference call. Today's call is being recorded. On today’s call, we have Kevin Cureton, President and Chief Executive Officer of Solésence, and Laura Riffner, Chief Financial Officer of Solésence.

During this call, management will make statements that include forward-looking statements within the meaning of the federal securities laws, which are pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.

This conference call may contain certain statements that reflect the company's current beliefs, and a number of important factors could cause actual results for future periods to differ materially from those stated on this call. These important factors include, without limitation, a decision of a customer to cancel purchase order or supply agreements, demand for and acceptance of the company's personal care ingredients, advanced materials, and formulated products, changes in development and distribution relationships, the impact of competitive products and technology, possible disruption in commercial activities occasioned by public health issues, terrorist activity and armed conflict and other risks indicated in the company's filings with the Securities and Exchange Commission.

Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties, or other contingencies. I’ll now hand the conference over to Kevin Cureton, President and Chief Executive Officer. Please go ahead, sir.

Speaker: Kevin Cureton, President & CEO

Thank you, operator. And thank you to our investors, brand partners, and teammates who join us today for your continued support.

We have an important issue to discuss today: the NT 10-Q, the impact on this past quarter’s results, and how we move forward. Laura will take us through much of the first part of this discussion. As you prepare to hear Laura’s remarks however, please keep 3 things in mind:

First, the highest priority for Laura and for me is ensuring that Solesence operates with uncompromising integrity across every aspect of our business, from our manufacturing floors to our financial reporting. This is to ensure that all our stakeholders – shareholders, teammates, brand partners, and supply partners – can have faith in the results we report. We fully appreciate the seriousness of this accounting matter, and we are addressing it accordingly;

SLSN Q2 2026 Earnings Script

Second, while solving a legacy costing matter is never easy, addressing it head-on and retooling our internal controls is precisely what it takes to mature into the world-class enterprise we plan to be. Therefore, Laura and I have been laser-focused on ensuring we take the necessary steps to ensure our financial foundation is reliable and rigorous – that’s the second point I wanted to make.

The third point is that we expect our business strategy, our growth prospects, and our plans for growing the company’s enterprise value will remain unchanged and unaffected by this matter.

With that, I’ll turn over the call to Laura.

Speakers: Laura Riffner, CFO

Thank you, Kevin.

Before walking through our second-quarter financial performance, I want to address our recent form NT 10-Q filing and provide full clarity on our accounting evaluation.

During our quarter-end review, we identified an issue with our historical inventory costing methodology regarding how indirect manufacturing costs were allocated to inventory. Working closely with our advisors, we have completed our evaluation and are implementing the necessary restatement to correct this inventory valuation issue.

I want to be clear about what the restatement means for our shareholders. The adjustments relate to the accounting for certain costs within inventory and do not affect the underlying cash generated or used by the business, our day-to-day operations, or our ability to serve our brand partners. The adjustments relate primarily to the accounting for certain costs within inventory and the resulting recognition of those costs in the financial statements.

As part of our remediation efforts, we are enhancing our inventory costing processes and related controls, including additional formalized periodic reviews of overhead cost pools, allocation methodologies and burden rates. We are also strengthening the documentation and oversight of these processes to support their consistent application going forward. We will continue implementing these remediation activities.

Turning to our operational execution, we continued the disciplined implementation of our transform and transcend strategy in the second quarter, building on our foundational work to drive operational efficiency.

For Q2 of 2026, revenue was $15.3 million, compared to $20.4 million in the second quarter of 2025 – which had been a quarter that benefited from a major new product launch and pipeline fill. While Q2 2026 revenue from this product was lower than in Q2 2025, we continue to see gains in both reorders and forecasts for this product line. The drop in revenue for this product line was partially offset by growth with other brand partners in the prestige beauty sector. In Q2 2026, we achieved a 31% gross margin, versus a restated 32% in Q2 2025. This gross margin performance on a 25% lower revenue level as compared to last year is a clear sign of continued improvements in labor efficiency in line with our Transform and Transcend goals, and we are pleased to see that momentum has continued in the second quarter.

SLSN Q2 2026 Earnings Script

Second quarter had a loss of $158,000 compared to net income of $3.2 million in the prior year. Adjusted EBITDA for the second quarter was $ 523,000, compared to $3.7 million for the second quarter of last year. The decline in net income and adjusted EBITDA versus the prior year was related to the lower revenue as compared to 2025 and one-time events related to Refy that decreased net income by approximately $938,000, and the ERC payment we received in Q2 2025 that positively increased net income last year by $1.4 million.

Looking forward, we can now confidently expect to outperform 2025 on a full-year revenue basis. Underpinning our confidence is that, as of August 17th, our shipped and on-hand orders for 2026, which include orders shipped as well as those we expect to ship this year, totaled $64.9 million, up from $60.0 million in the same period in 2025.

We also expect the third quarter to show sequential improvement in both revenue and profitability, and we project that the second half of 2026 will generate approximately $35 million in revenue — marking the strongest second-half performance in the company's history.

Overall, while we are disappointed that this issue with our legacy accounting methodology existed, we are fully committed to addressing it and are prepared to do so while maintaining the consistent progress in our first and foundational pillar of Transform and Transcend: operational excellence. While much work remains, we are confident in our ability to continue the positive momentum of Q2. I’ll now turn it back to Kevin.

Speaker: Kevin Cureton, President & CEO

Thank you, Laura.

As I mentioned earlier, we want to make sure it’s absolutely clear that we take these inventory valuation changes seriously, and like you, are frustrated and disappointed by issues like this that result from how this business was grown and managed in the past. However, it should not be overlooked that as we exit Q2 and enter Q3, Solesence has gained momentum to achieve double-digit growth, a consistent part of our history. We have also implemented the tools and processes to deliver sustainable profitability commensurate with our expectations as a technology-driven company and those of our investors.

SLSN Q2 2026 Earnings Script

More importantly, this accounting matter does not change the commercial reality of our business: our operational momentum is accelerating, our brand partners are growing, and we are entering the strongest second half in Solésence’s history with $64.9 million in shipped and on-hand orders.

With that Lisa, we are now ready for questions.

[Q&A]

Speaker: Kevin Cureton, President & CEO

Thank you Lisa and thank all of you for joining us today.

While this accounting issue remains an important matter, our core strengths are unchanged as you just heard through the discussion. Solésence continues to operate as a market leader in a high-growth business, providing a product line with one of the highest growth rates in the category. When paired with our proven operational improvements, these strong fundamentals demonstrate that our underlying momentum continues to build as we execute on the work ahead.

To help our stakeholders better understand our long-term trajectory as we continue to advance our Transform and Transcend initiatives, we recently uploaded a strategic vision document to our Investor Relations website, which we encourage you all to review.

Looking ahead to the second half of the year, we expect continued progress in our strategy as we demonstrate that Solésence is on the right path to growing our company’s enterprise value at a rate significantly greater than the market and creating long-term value through combining financial and operational excellence with world-leading innovation in skin health.

Again, thank you for your continued support, and we look forward to updating you in the next quarter.